Exhibit 23.1

Silberstein Ungar, PLLC CPAs and Business Advisors
Phone (248) 203-0080
Fax (248) 281-0940
30600 Telegraph Road, Suite 2175
Bingham Farms, MI 48025-4586
www.sucpas.com

October 7, 2011

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Vendum Batteries, Inc.
Reading, Berkshire, England

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to the use in the Amendment No. 1 to Form S-1, Registration Statement Under the Securities Exchange Act of 1933, filed by Vendum Batteries, Inc. of our report dated March 30, 2011, relating to the consolidated financial statements of Vendum Batteries, Inc., a Nevada Corporation, as of and for the years ending December 31, 2010 and 2009 and for the period from November 16, 2009 (inception) to December 31, 2010.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC

Bingham Farms, MI